EXHIBIT 99.1

AMS HEALTH SCIENCES MOVES TO OTC MARKET

-- Targets Future NASDAQ Small Cap Listing --

Oklahoma City, OK – September 19, 2007 – AMS Health Sciences, Inc. (Amex: AMM) today announced that the company has commenced trading on the OTC Bulletin Board under the symbol AMSI (OTC.BB: AMSI).  The move follows a determination by the American Stock Exchange that the company did not regain compliance with its continued listing standards by a deadline previously imposed by the Exchange, and the Exchange’s suspension of trading of the company’s common stock effective September 19, 2007.
“We are extremely disappointed that the American Stock Exchange did not grant the company additional time to regain full-compliance, particularly since the company achieved two of the three components of the plan accepted by the Exchange”, said Jerry Grizzle, Ph.D., president and chief executive officer.  AMS Health Sciences reduced its net loss by 22 percent in the second quarter of 2007 compared to the first quarter of 2007, and achieved tremendous progress in its efforts to improve overall financial performance.  The company indicated that it realized a 29 percent recruitment level increase in July over the prior month and a 25 percent increase in recruitment levels in August over July.
“It is our intention to apply to list on the NASDAQ Small Cap Market as quickly as possible, and meet all reporting obligations with the Securities and Exchange Commission during this interim period,” Dr. Grizzle said.
About AMS Health Sciences
AMS Health Sciences, Inc. develops and distributes nutritional, weight loss, and personal care products -- including antioxidants, pomegranate-based supplements, a proprietary blend of adaptogenic herbs developed by the late Dr. Israel Brekhman, minerals, vitamins and other nutritional supplements.  Its products are sold through a network marketing system utilizing independent distributors in the United States, Puerto Rico, and Canada.  Founded in 1988, the company is based in Oklahoma City, Oklahoma.
Additional information is available at www.amsonline.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company's current expectations and beliefs, including, among other things, the company’s ability to achieve a listing on the Nasdaq Market and return to profitability. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements of views expressed herein. The company's financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission, including the company's Annual Report on Form 10-KSB. The forward-looking statements set forth the company's beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change.